Free Writing Prospectus pursuant to Rule 433 dated January 24, 2024 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Lookback Buffered PLUS Based on the Value of a Basket of Equity Indices due July 31, 2026

Principal at Risk Securities

The Lookback Buffered Performance Leveraged Upside SecuritiesSM (Buffered PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated January 24, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS			Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:
	Basket component	Basket component weighting	Leverage factor:	200.00%
	S&P 500® Index (Bloomberg symbol, “SPX Index”)	52.00%	Maximum payment at maturity (set on the pricing date):	at least $1,290.00 per Buffered PLUS (at least 129.00% of the stated principal amount)
	TOPIX (Bloomberg symbol, “TPX Index”)	20.00%
	EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”)	10.00%
	MSCI Emerging Markets Index (Bloomberg symbol, “MXEF Index”)	10.00%	Minimum payment at maturity:	$100.00 per Buffered PLUS (10.00% of the stated principal amount)
	Russell 2000® Index (Bloomberg symbol, “RTY Index”)	8.00%
			Buffer amount:	10.00%

We refer to each of the S&P 500® Index, TOPIX, the EURO STOXX 50® Index, the MSCI Emerging Markets Index and the Russell 2000® Index singularly as an underlying index and together as the underlying indices.

			Basket percent increase:	(final basket value – initial basket value) / initial basket value

Initial basket component value:	With respect to each underlying index, the lowest basket component closing value of such underlying index during the initial observation period		Initial basket value:	100

			Final basket value:	the basket closing value on the valuation date
Initial observation period:	Expected to be each scheduled index business day during the approximately one month period from and including the pricing date to and including February 26, 2024
			Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing value of each underlying index times the applicable multiplier for such underlying index on such date.

Pricing date:	expected to price on or about January 26, 2024
Original issue date:	expected to be January 31, 2024		Basket component closing value:	In the case of each underlying index, the index closing value of such underlying index.

Valuation date:	expected to be July 28, 2026
			Multiplier:

Each multiplier will be set at the end of the initial observation period and will be based on the applicable underlying index’s respective initial basket component value so that each underlying index will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Buffered PLUS and will equal, for each underlying index, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value.

Stated maturity date:	expected to be July 31, 2026
Payment at maturity (for each $1,000 stated principal amount of your Buffered PLUS):

If the final basket value is greater than the initial basket value, $1,000 + the leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final basket value is equal to or less than the initial basket value, but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10.00%, $1,000

If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10.00%, (i) the product of $1,000 × the basket performance factor plus (ii) $100.00

This amount will be less than the stated principal amount of $1,000. The Buffered PLUS will not pay less than $100.00 per Buffered PLUS at maturity.

			Basket performance factor:	final basket value / initial basket value

			CUSIP / ISIN:	40057XZ65 / US40057XZ654
			Estimated value range:	$920 to $980 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the Buffered PLUS and certain risks.

Lookback Buffered PLUS Payoff Diagram*

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	129.000%
150.000%	129.000%
125.000%	129.000%
114.500%	129.000%
110.000%	120.000%
105.000%	110.000%
103.000%	106.000%
100.000%	100.000%
98.000%	100.000%
95.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
10.000%	20.000%
0.000%	10.000%
* assumes a maximum payment at maturity of $1,290.00

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the Buffered PLUS and certain risks.

About Your Buffered PLUS

The amount that you will be paid on your Buffered PLUS at stated maturity is based on the performance of a weighted basket composed of the S&P 500® Index (52.00% weighting), TOPIX (20.00% weighting), the EURO STOXX 50® Index (10.00% weighting), the MSCI Emerging Markets Index (10.00% weighting) and the Russell 2000® Index (8.00% weighting) as measured from the initial basket value of 100 to the final basket value (the basket closing value on the valuation date).

The initial basket value is 100, and the final basket value will equal the sum of the products, as calculated separately for each index, of: (i) the final index value multiplied by (ii) the applicable multiplier. The multiplier will equal, for each index, the quotient of (i) the weighting of such index multiplied by 100 divided by (ii) the initial index value. The initial index value of each index will be the lowest basket component closing value of such basket component during the initial observation period (each scheduled index business day from and including the pricing date to and including February 26, 2024, subject to adjustment).

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your Buffered PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the basket percent increase, subject to the maximum payment at maturity of at least $1,290.00 (set on the pricing date) per Buffered PLUS. If the final basket value is equal to or less than the initial basket value but has not decreased by more than the buffer amount of 10.00% of the initial basket value, you will receive the principal amount of your Buffered PLUS. However, if the final basket value has decreased from the initial basket value by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount. Declines in one or more indices may offset increases in the other indices. Due to the unequal weighting of each index, the performances of the indices with greater weights will have a significantly larger impact on the return on your Buffered PLUS than the performances of the indices with lesser weights.

The Buffered PLUS are for investors who seek the potential to earn 200% of any positive return of the basket, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 90.00% of their investment if the final basket value has declined from the initial basket value by more than the buffer amount.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 38, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Buffered PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated January 24, 2024
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 38 dated December 21, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the Buffered PLUS and certain risks.

RISK FACTORS

An investment in the Buffered PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 38, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 38, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Buffered PLUS are a riskier investment than ordinary debt securities. Also, your Buffered PLUS are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your Buffered PLUS are linked, the stocks comprising such underlying index. You should carefully consider whether the offered Buffered PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Buffered PLUS Do Not Bear Interest
▪
You May Lose a Substantial Portion of Your Investment in the Buffered PLUS
▪
The Buffered PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Return on Your Buffered PLUS Will Be Limited
▪
The Lower Performance of One or More Underlying Indices May Offset an Increase in Any of the Other Underlying Indices
▪
The Initial Basket Component Value of Each Underlying Index Will Not Be Determined Until the End of the Initial Observation Period
▪
The Return on Your Buffered PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪
The Estimated Value of Your Buffered PLUS At the Time the Terms of Your Buffered PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Buffered PLUS
▪
The Final Basket Value Is Not Linked to the Index Closing Values of the Underlying Indices at Any Time Other than the Valuation Date
▪
The Market Value of Your Buffered PLUS May Be Influenced By Many Unpredictable Factors
▪
Your Buffered PLUS May Not Have an Active Trading Market
▪
If the Values of the Underlying Indices Change, the Market Value of Your Buffered PLUS May Not Change in the Same Manner
▪
Investing in the Buffered PLUS is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Buffered PLUS at a Different Issue Price
▪
If You Purchase Your Buffered PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Buffered PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Buffered PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Buffered PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Buffered PLUS
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Buffered PLUS

Additional Risks Related to the Underlying Indices

▪
The Policies of the Underlying Index Publishers and Changes That Affect the Underlying Indices or the Underlying Index Stocks Comprising the Underlying Indices Could Affect the Payment at Maturity and the Market Value of the Buffered PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the Buffered PLUS and certain risks.

Additional Risks Related to TOPIX, the EURO STOXX 50® Index and the MSCI Emerging Markets Index

▪
An Investment in the Offered Buffered PLUS Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Buffered PLUS

Risks Related to the MSCI Emerging Markets Index

▪
Your Investment in the Buffered PLUS Will Be Subject to Foreign Currency Exchange Rate Risk
▪
Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Buffered PLUS Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Buffered PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Buffered PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 38:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the Buffered PLUS and certain risks.

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between underlying index publishers for the S&P 500® Index, the EURO STOXX 50® Index, the MSCI Emerging Markets Index and the Russell 2000® Index and their respective issuers, see “The Underliers — S&P 500® Index”, “The Underliers — EURO STOXX 50® Index”, “The Underliers — MSCI Indices” and “The Underliers— Russell 2000® Index” on pages S-116, S-36, S-49 and S-79 of the accompanying underlier supplement no. 38, respectively.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, JPXI shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No Buffered PLUS are in any way sponsored, endorsed or promoted by JPXI JPXI shall not bear any obligation to give an explanation of the Buffered PLUS or an advice on investments to any purchaser of the Buffered PLUS or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Buffered PLUS, for calculation of TOPIX Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the Buffered PLUS.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Buffered PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the Buffered PLUS and certain risks.